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                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                                     20549
                       __________________________________

                                  FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                      ___________________________________

                               NEI WEBWORLD, INC.
             (Exact name of registrant as specified in its charter)

         Texas                                             75-2524630
(State of incorporation                                  (IRS Employer
    or organization)                                 Identification Number)

          4747 Bronze Way
           Dallas, Texas                                      75236
(Address of principal executive office)                     (Zip Code)

       Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                        Name of each exchange on which
to be so registered:                       each class is to be registered:
Common Stock, $.01 par value               Boston Stock Exchange, Inc.
Warrants to purchase common stock          Boston Stock Exchange, Inc.


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2), please check the following box. [ ]

       Securities to be registered pursuant to Section 12(g) of the Act:

                                Title of Class:
                         Common Stock, $.01 par value
                       Warrants to purchase common stock


               Name of exchange where securities will be traded:

                               Nasdaq Small Cap

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Item 1.   Description of Registrant's Securities to be Registered.
          -------------------------------------------------------

     The information contained in the registrant's Registration Statement on Form SB-2 No. 333-23023 under the caption "Description of Capital Stock" is incorporated herein by reference. A copy of such information is attached hereto as Annex A.

Item 2.     Exhibits(1).
            -----------

  1.1   -   Specimen Common Stock Certificate

  1.2   -   Specimen Warrant Certificate

  2     -   Form of Warrant Agreement (included as Exhibit 4.1 to registrant's
            Registration Statement on Form SB-2 No. 333-23023 and incorporated herein by reference).

  3     -   Articles of Incorporation of NEI WebWorld, Inc., as amended
            (included as Exhibit 3.1 to the registrant's Registration Statement on Form SB-2 No. 333-23023 and incorporated herein by reference).

  4     -   By-laws, as amended and restated, of NEI WebWorld, Inc. (included as an Exhibit 3.2 to the registrant's Registration Statement on Form
            SB-2 No. 333-23023 and incorporated herein by reference).

--------------------
(1)  All exhibits previously filed.

                                       2
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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                              NEI WEBWORLD, INC.



                              By: /s/ BARRY B. CONRAD
                                 -----------------------------------------------
                                    Barry B. Conrad
                                    Chairman of the Board

Date: May 15, 1997

                                       3
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                                    ANNEX A


                         DESCRIPTION OF CAPITAL STOCK

  WebWorld's authorized capital stock consists of 20,000,000 shares of Common Stock, $.01 par value, and 2,000,000 shares of preferred stock, $1.00 par value per share ("Preferred Stock").

  The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Texas law and to the provisions of the Company's Articles of Incorporation and By-laws, as amended to date.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the shares voting for election of directors can elect all members of the Board of Directors. Dividends may be paid ratably to holders of Common Stock when and if declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution of the Company, the holders of Common Stock will be entitled to share ratably in the assets of the Company legally available for distribution to shareholders after payment of all liabilities and the liquidation preferences of any outstanding Preferred Stock.

  The holders of Common Stock have no preemptive or conversion rights or other subscription rights and are not subject to redemption or sinking fund provisions or to calls or assessments by the Company. The shares of Common Stock offered hereby will be, when issued and paid for, fully paid and not liable for call or assessment. The Company has applied for listing of the Common Stock on the Pacific Stock Exchange and Nasdaq SmallCap Market.

  As of March 1, 1997, there were seven holders of record of Common Stock.

PREFERRED STOCK

  The Company may issue Preferred Stock in one or more series and the Board of Directors may designate the dividend rate, voting rights and other rights, preferences and restrictions of each series. It is not possible to share the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of such Preferred Stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the shareholders. The Company presently has no plans to issue any shares of Preferred Stock.

  The Company previously issued an aggregate of 935,000 shares of preferred stock in three different series. The holders of these shares agreed with the Company to convert such shares into an aggregate of 2,008,823 shares of Common Stock on the effective date of this Offering. Unless the context otherwise indicates, all of the historical financial statements and other financial information set forth herein gives effect to such conversion into Common Stock. See Note 10 of Notes to Financial Statements.

                                      A-1
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WARRANTS

  The Warrants will be issued in registered form pursuant to an agreement dated the date of this Prospectus (the "Warrant Agreement"), between the Company and American Stock Transfer & Trust Company, as the Warrant Agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement. A form of the certificate representing the Warrants which form a part of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

  Each of the Warrants entitles the registered holder to purchase one share of Common Stock. The Warrants are exercisable at a price equal to 125% of the Share Offering Price (which exercise price has been arbitrarily determined by the Company and the Representatives) subject to certain adjustments. The Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

  The Warrants may be exercised at any time and continuing thereafter until the close of five years from the date hereof, unless such period is extended by the Company. After the expiration date, Warrant holders shall have no further rights. Warrants may be exercised by surrendering the certificate evidencing such Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

  Warrant holders do not have any voting or any other rights as shareholders of the Company. The Company has the right at any time beginning six months from the date hereof to redeem the Warrants, at a price of $.05 per Warrant, by written notice to the registered holders thereof, mailed not less than 30 nor more than 60 days prior to the Redemption Date. The Company may exercise this right only if the closing bid price for the Common Stock for seven trading days during a 10 consecutive trading day period ending no more than 15 days prior to the date that the notice of redemption is given, equals or
exceeds $   per share, subject to adjustment. If the Company exercises its right to call Warrants for redemption, such Warrants may still be exercised until the close of business on the day immediately preceding the Redemption Date. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of redemption will be mailed to all holders of Warrants of record at least 30 days, but not more than 60 days, before the Redemption Date. The foregoing notwithstanding, the Company may not call the Warrants at any time that a current registration statement under the Act is not then in effect. Any redemption of the Warrants during the one-year period commencing on the date of this Prospectus shall require the written consent of the Representatives.

  The Warrant Agreement permits the Company and the Warrant Agent without the consent of Warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereafter that the Company and the Warrant Agent deem necessary or desirable and that do not adversely affect the interest of any Warrant holder. The Company and the Warrant Agent may also supplement or amend the Warrant Agreement in any other respect with the written consent of holders of not less than a majority in the number of the Warrants then outstanding; however, no such supplement or amendment may (i) make any modification of the terms upon which the Warrants are exercisable or may be redeemed; or (ii) reduce the percentage interest of the holders of the Warrants without the consent of each Warrant holder affected thereby.

  In order for the holder to exercise a Warrant, there must be an effective registration statement, with a current prospectus on file with the Commission covering the shares of Common Stock underlying the Warrants, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which

                                      A-2
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the holder resides. If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Warrants prior to the exercise of such Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Section 10(a)(3) of the Act. See "Risk Factors--Necessity to Maintain Current Prospectus" and "State Blue Sky Registration Required to Exercise Warrants."

  At the closing of this Offering, the Company will issue to the Representatives or their designees, for nominal consideration, Representative's Warrants to purchase up to 100,000 Shares and 100,000 Underlying Warrants. The Representatives' Warrants will be exercisable for a four-year period commencing one year from the effective date of this Offering at an exercise price of 120% of the price at which the Common Stock and Warrants are sold to the public, subject to adjustment. The Representative's Warrants will not be transferable, except (i) to officers of the Representative, other Underwriters, and officers and partners thereof; (ii) by will; or (iii) by operation of law.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's Common Stock is American Stock Transfer & Trust Company, New York, New York.

                                      A-3
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                               INDEX OF EXHIBITS


No.       Description
---       -----------

1.1       Specimen Common Stock Certificate

1.2       Specimen Warrant Certificate

2 Form of Warrant Agreement (included as Exhibit 4.1 to registrant's Registration Statement on Form SB-2 No. 333-23023 and incorporated herein by reference).

3 Articles of Incorporation of NEI WebWorld, Inc., as amended (included as Exhibit 3.1 to the registrant's Registration Statement on Form SB-2 No. 333-23023 and incorporated herein by reference).

4 By-laws, as amended and restated, of NEI WebWorld, Inc. (included as an Exhibit 3.2 to the registrant's Registration Statement on Form SB-2 No. 333-23023 and incorporated herein by reference).

--------------------
All exhibits previously filed